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                                                                    Exhibit 99.1


                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021

                                                                 www.Level3.com

                                                                   NEWS RELEASE

Level 3 contacts:

Media:     Josh Howell                           Investors:  Robin Grey
           720-888-2517                                      720-888-2518

           Arthur Hodges
           720-888-6184

          Level 3 Signs Agreement to Raise $500 Million in New Capital

           Longleaf Partners Funds, Berkshire Hathaway and Legg Mason
                          To Jointly Invest in Level 3

BROOMFIELD, Colo., July 8, 2002 -- Level 3 Communications, Inc. (Nasdaq:LVLT), announced today that it has signed an agreement to sell $500 million aggregate principal amount of its 9% junior convertible subordinated notes due 2012 to three institutions: Longleaf Partners Funds, Berkshire Hathaway Inc., and Legg Mason, Inc. The transaction is expected to close today. Level 3 intends to use the net proceeds for general corporate purposes, including potential acquisitions relating to industry consolidation opportunities, capital expenditures and working capital.

"It is widely recognized that the telecommunications industry is going through a period of unprecedented turmoil," said James Q. Crowe, Level 3's chief executive officer. "At the same time, however, the ongoing shakeout is creating extraordinary opportunities, as telecommunications companies, their network assets and customer bases become



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available. We are fortunate to have both network management expertise and financial dry powder, which will allow us to continue pursuing opportunities that create value for our stockholders."

Longleaf Partners Funds (Partners Fund and Small-Cap Fund) is purchasing $300 million of the convertible notes; Berkshire Hathaway is purchasing $100 million; and Legg Mason is purchasing $100 million. The notes, which mature in 10 years, pay 9% cash interest. The notes are convertible, at the option of the holders, into common stock at any time at a conversion price of $3.41, subject to certain adjustments. The notes are convertible at the company's option into convertible preferred stock under certain conditions and circumstances. The convertible notes rank junior to substantially all of the company's existing indebtedness. In addition, all three institutions have indicated that they would consider possible additional investment in the company in the future, although neither the company nor the institutions have an obligation with respect to any future investment. Pro forma for the $500 million new investment, the company had a cash and marketable securities balance of approximately $1.5 billion at June 30, 2002.

Walter Scott Jr., chairman of Level 3, said: "We are particularly pleased that Level 3 was able to secure additional investment of this magnitude given the constraints of today's capital markets. Perhaps more important is the reputation and stature of the investors who have chosen to partner with us. We look forward to working with Longleaf Partners Funds, Berkshire Hathaway and Legg Mason as we pursue the opportunities that lie before us."

O. Mason Hawkins, chairman and CEO of Southeastern Asset Management, adviser to Longleaf Partners Funds, said, "We invested in Level 3 to take advantage of consolidation opportunities in the telecommunications arena. We believe these opportunities are substantial. Level 3 is uniquely and competitively positioned, and its management team, led by Jim Crowe, is most able."

Warren Buffett, chairman of Berkshire Hathaway, issued the following comment on his company's investment in Level 3: "Liquid resources and strong financial backing are


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scarce and valuable assets in today's telecommunications world. Level 3 has both. Coupled with the management of Walter Scott and Jim Crowe, in whom I have great confidence, Level 3 is well equipped to seize important opportunities that are likely to develop in the communications industry."

Bill Miller, chief executive of Legg Mason Funds Management, noted that demand for communications services continues to grow at the same time that the number of service providers is shrinking. "Spending on communications services is non-discretionary," Miller said. "We believe more strongly than ever that Level 3 is emerging as one of the ultimate leaders, survivors and consolidators in the industry."

Level 3 will hold a conference call to discuss today's announcement on Monday, July 8, at 4:30 p.m. eastern time. Investors and analysts in the United States who want to join the call can dial 888-423-3276, 612-332-1020, or 612-332-0630.
International callers should dial 612-288-0337. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com.

About Level 3 Communications
----------------------------

Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

The company offers information services through its wholly-owned subsidiaries,
(i)Structure, Corporate Software and Software Spectrum. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com. Corporate Software and Software Spectrum help Fortune 500 companies acquire, implement, and manage software. Their Web addresses are www.corporatesoftware.com and www.softwarespectrum.com.


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Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.